Gulf Resources Reports First Quarter 2015 Financial Results

SHOUGUANG, China, May 15, 2015 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights

•	Net revenue was $34.91 million, a year-over-year increase of 36%.

•	Gross profit was $9.4 million, a year-over-year increase of 38%.

•	Gross margin was 27%,as compared to 27% for the first quarter of 2014.

•	Income from operations was $7.1 million, as compared to $5.6 million in the first quarter of 2014, a year-over-year increase of 27%.

•	Operating margin was 20%, as compared to 22% for the first quarter of 2014.

•	Net income was $5.3 million, or $0.12 per basic and diluted share, versus $4.3 million, or $0.11 per basic and diluted share a year ago, representing a year-over-year decrease of 24%.

•	Cash totaled $111 million as of March 31, 2015.

"Despite the continuing macro-economic tightening policy imposed by the PRC government, we reported strong increases in sales and earnings," Mr. Xiaobin Liu, the CEO of Gulf Resources stated. "We are very pleased with our recent acquisition of SCRC and believe it will enable us to generate higher and more stable margins from this downstream business. We are also very pleased with the positive test results from our bromine/natural gas well in Sichuan and intend to begin trial production in the immediate future. While our bromine and crude salt business has been under pressure, large price increases by Albemarle and Israel Chemical, the two largest producers of bromine, and the lowering of interest rates in the PRC, give us confidence that we will see improvement in these sectors. We continue to maintain our EPS guidance of approximately $0.74 per share for 2015."

First Quarter 2015 Financial Results

Gulf Resources' net revenue was $34,910,829 for three-month period ended March 31, 2015, an increase of approximately $9.3 million (or 36%) as compared to the same period in 2014. This increase was primarily attributable to the consolidation in 2015 of SCRC, which collectively contributed $10,503,369 to our net revenue for the three-month period ended March 31, 2015. Revenue from the bromine products segment decreased from $11,761,916 for the three-month period ended March 31, 2014 to $11,033,249 for the same period in 2015, a decrease of approximately 6%. Revenue from the crude salt segment decreased from $2,441,895 for the three-month period ended March 31, 2014 to $1,963,731 for the same period in 2015, a decrease of approximately 20%. Revenue from the chemical segment increased from $11,388,365 for the three-month period ended March 31, 2014 to $21,913,849 for the same period in 2015, an increase of approximately 92%.

Gross profit was $9,429,971, or 27%, of net revenue for three-month period ended March 31, 2015 compared to $6,857,772, or 27%, of net revenue for the same period in 2014.

The total research and development costs incurred for the three-month periods ended March 31, 2015 and 2014 were $48,235 and $30,780, respectively, an increase of 57%. Research and development costs for the three-month period ended March 31, 2015 represented raw materials used by SYCI and SCRC for testing the manufacturing routine. Research and development costs for the three-month period ended March 31, 2014 represented raw materials used by SYCI for testing the manufacturing routine.

The total exploration costs incurred for the three-month periods ended March 31, 2015 and 2014 were $325,840 and $0. As of March 31, 2015 the Company incurred total $7.85 million exploration cost for the drilling of natural gas resources. These costs have been expensed and have been included in the bromine segment reporting. On January 30, 2015, the Company announced that it found natural gas resources under its bromine well in the Sichuan area and received a testing report in early May 2015 which confirmed the economics of the natural gas under this well.

General and administrative expenses were $1,981,117 for the three-month period ended March 31, 2015, an increase of $660,599 (or 50%) as compared to $1,320,518 for the same period in 2014. The increase of $660,599 was primarily due to (i) an audit fee of $115,000 related to the audit of SCRC acquired for the three-month period ended March 31, 2015; (ii) an unrealized exchange gain of $101,359 related to the translation difference of inter-company balances in USD and RMB as compared to $235,424, for the same period in 2014, (iii) $151,751 of additional G&A expenses related to the consolidation of SCRC, and (iv) increased franchise tax fees due to increased gross assets.

Other operating income, which represented the sales of wastewater to some of our customers, was $117,302 for the three-month period ended March 31, 2015, representing a decrease of $382 (or 0.3%) from $117,684 for the same period in 2014.

Income from operations was $7,110,651 for the three-month period ended March 31, 2015 (or 20% of net revenue), an increase of $1,509,007, or approximately 27%, over income from operations for the same period in 2014. This increase was primarily attributable to the consolidation in 2015 of SCRC, which collectively contributed $3,443,600 to our income from operation for the three-month period ended March 31, 2015, offset by the decrease in revenue from bromine and crude salt, increases in exploration costs, and higher depreciation and amortization as a result of the enhancement projects carried out for our extraction wells and transmission channels and ducts carried out in the third quarter of 2014.

Other income, net of $76,108 represented bank interest income, net of capital lease interest expense for the three-month period ended March 31, 2015, an increase of $22,345 (or approximately 42%) as compared to the same period in 2014.

Net income was $5,315,271 for the three-month period ended March 31, 2015, an increase of $1,028,933 (or approximately 24%) compared to the same period in 2014. This significant increase was primarily attributable to the consolidation in 2015 of SCRC, which contributed $2,584,760 to our net income for the three-month period ended March 31, 2015, offset by the decrease in revenue from bromine and crude salt, higher exploration costs, and increased depreciation and amortization.

Income taxes were $1.9 million for the first quarter of 2015, a increase of 36% from $1.4 million for the first quarter of 2014. Our effective tax rate for the three-month periods ended March 31, 2015 and 2014 were 26% and 24% respectively.

Financial Condition

As of March 31, 2015, the Company had cash of $111 million, total liabilities of $24.7 million, and stockholders' equity of $329.6 million. As of March 31, 2015, the Company had working capital of $157.3 million. As of March 31, 2015, the Company generated $17.8 million in cash flow from operations. We used approximately $0.3 million cash for the prepayment of land leases and used $66,305,606 million for the business acquisition of SCRC for the three-month period ended March 31, 2015. We received $14.1 million from the acquisition of SCRC.

Business Outlook

"We are very pleased with our current position," Mr. Xiaobin Liu, the CEO of Gulf Resources stated. "Our acquisition of SCRC looks very promising, and we will continue to look for other downstream acquisitions."

"We are very excited about our opportunities in natural gas," Mr. Liu continued. "We expect that our existing well with natural gas can be profitably produced. While there is no guarantee that we will be able to obtain licenses for other wells, we believe we are in a strong position to become a significant producer of natural gas."

"The economy in China appears to be improving," Mr. Liu further stated, "and the world's two largest producers of bromine have significantly increased their prices. It may take another few months for these price increases to fully impact producers in China, but we are optimistic that bromine pricing and profits will increase."

"We still have $111 million of cash on our balance sheet, an amount roughly equal to our entire market capitalization," Mr. Liu stated. "This cash could enable us to finance the drilling of many wells and make other accretive acquisitions."

Shareholder Value

"Gulf Resources is committed to significantly enhancing shareholder value," Mr Liu, stated. "We think our stock is highly undervalued and will consider all alternatives to improve the price and reward our shareholders. However, we are also aware that small cap Chinese companies listed in the U.S. all sell at very low prices relative to earnings and book value, while large cap Chinese companies listed in the U.S., Hong Kong, or China have much higher multiples."

"While we could, and may, use our cash to buy back stock or pay dividends," Mr. Liu continued, "we believe we may be in a position to transform our company in a manner that will attract major institutional investors and potential partners and provide our shareholders with significant potential returns."

"There is no guarantee, Mr. Liu stated, "that we will be able to drill a large number of bromine/natural gas wells or that the new wells will be as productive as the tests in our first well. There is no guarantee that the Chinese economy will improve and that the 20-30% price increases in bromine initiated by our major international competitors will hold. There is no guarantee that our chemical business will perform as well as we believe it will. Finally, there is no guarantee that we will continue to be able to make highly accretive acquisitions. However, if all these things come to pass, Gulf could become a much larger and much more profitable company that could be valued significantly different than it is now."

"Before we commit to buying back stock or paying a dividend, we owe it to our shareholders to consider all of the exciting opportunities ahead of us," Mr Liu stated. "If we can not transform ourselves, we will take direct actions to benefit our shareholders, but we believe we do have a unique opportunity to transform our business and significantly reward our shareholders.

Conference Call

Gulf Resources' management will host a conference call on Monday, May 18, 2015 at 8:00 AM Eastern Time to discuss its financial results for the first quarter ended March 31, 2015.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 48682085.

A replay of the conference call will be available two hours after the call's completion during 05/18/2015 11:00 EDT - 06/18/2015 23:59 EDT. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 48682085.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.com/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com

IR Manager
Max Ma
Max_vx@163.com